Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Reports Third Quarter of 2015 Results

•	Total Liquidity at September 30, 2015 is $68.3 million

•	Company anticipates closing previously announced sale of Professional Services segment by end of November

•	Twelve month backlog, $548.5 million at September 30, total backlog, $1.0 billion

•	Company to host conference call at 9:00 AM Central Time, November 6, 2015

HOUSTON, TX, NOVEMBER 5, 2015 — Willbros Group, Inc. (NYSE: WG) today announced results for the third quarter and the nine months ended September 30, 2015. The Company reported a net loss in the third quarter of 2015 of $17.2 million, or $0.29 per share, on revenue of $266.8 million, compared to a net loss of $3.4 million, or $0.07 per share, on revenue of $559.7 million in the third quarter of 2014. Operating loss in the third quarter of 2015 was $10.1 million compared to operating income of $11.4 million in the third quarter of 2014. The Company’s third quarter of 2015 operating results include a $0.6 million loss on the sale of a subsidiary and $5.9 million in other charges primarily related to equipment and lease abandonments. Operating loss before these special items(3) was $3.5 million in the third quarter of 2015, which was a $1.9 million improvement from the Company’s operating loss, before special items, of $5.4 million in the second quarter of 2015. (Operating loss before special items is a non-GAAP measure. A related reconciliation of this non-GAAP measure is included in the accompanying schedule.)

Shortly after the close of the third quarter, on October 2, 2015, Willbros announced significant developments intended to improve its balance sheet and help restore customer confidence and position the Company to rebuild its backlog. Willbros completed amendments to its Term Loan and ABL Credit Facilities. The amendments established less stringent term loan financial covenants beyond the end of the first quarter 2016 and are designed to address the impact of current market conditions. Consistent with the Company’s expected revenue levels for 2016, the ABL commitment has been reduced from $150 million to $100 million, with an accordion feature to expand up to $175 million to accommodate future revenue growth. These amendments also enable the Company to proceed with previously announced asset sale initiatives, including the sale of its Professional Services segment, on which the Company has reached agreement and expects to close by the end of November 2015.

John T. McNabb, II, Chairman and Chief Executive Officer, commented, “Our third quarter operating results improved from our second quarter, as we continued to reduce our losses and de-lever the Company. The anticipated close of the sale of Professional Services, in conjunction with other asset sales we have completed this year, will provide $43 million in funds for working capital and other purposes,

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enable us to reduce our term-loan debt to under $100 million and further strengthen our capital structure. We believe we are now in a better position to meet the challenges and opportunities of our end markets and deliver results.”

Michael J. Fournier, President and Chief Operating Officer, added, “Parallel to the activities initiated to strengthen our balance sheet, we have put a great deal of effort into reshaping our remaining segments to balance operational risk with opportunity and to align our capabilities and competencies with our markets and customer needs. This translates into ensuring that processes and controls are appropriately embedded in each of our segments and the teams charged with executing work have the experience and training to perform the projects we undertake. We also expect our backlog, which is now growing in our Oil & Gas segment, to improve over the next 12 months. With the anticipated improvement in backlog and associated revenue, we are confident that we can execute and are now ready to take on the types of projects we have a reputation for completing in a safe and timely manner.”

Backlog (4)

At September 30, 2015, Willbros reported total backlog of approximately $1.0 billion and 12 month backlog of $548.5 million, compared to total backlog of approximately $1.4 billion and 12 month backlog of approximately $739.7 million at December 31, 2014. Revisions to backlog from the sale of assets in earlier periods of 2015 reduced 12 month backlog by $110.8 million and total backlog by $161.1 million.

Segment Operating Results

Oil & Gas

For the third quarter of 2015, the Oil & Gas segment reported an operating loss of $8.3 million on revenue of $81.0 million compared to operating income of $1.1 million on revenue of $253.7 million in the third quarter of 2014. The operating loss was related to excess equipment charges, lower volumes of work in mainline pipeline construction and losses in the Downstream business. Third quarter operating results were improved from the second quarter of 2015 operating loss of $15.8 million due to revenue growth of $19.3 million, improved operating performance and the shut-down of the regional services model. Oil & Gas operating results included $3.8 million of other charges, including lease abandonment and equipment fleet rationalization, as compared to $2.7 million in the second quarter of 2015.

Utility T&D

For the third quarter of 2015, the Utility T&D segment reported an operating loss of $5.3 million on revenue of $88.9 million compared to breakeven operating income on revenue of $93.6 million in the third quarter of 2014. The operating loss of $5.3 million is attributed to lower volumes of work in transmission construction. Both East and West distribution units generated positive operating results at the business unit level. The Bemis subsidiary results are included in the third quarter. In the fourth quarter, Bemis was sold for $19.2 million.

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Canada

For the third quarter of 2015, the Canada segment reported operating income of $2.8 million on revenue of $52.3 million, compared to operating income of $5.5 million on revenue of $100.8 million in 2014. The decrease in revenue from 2014 is attributed to fewer capital projects and a contraction in the level of construction and maintenance activities by customers in response to low oil prices. Operating income decreased as a result of the lower volume of work and cost abatement actions by customers. Compared to the second quarter of 2015, Canada revenue was up slightly and operating income grew by $2.4 million as a result of cost management and increased productivity.

Professional Services

The Professional Services segment reported operating income of $1.3 million on revenue of $51.0 million in the third quarter of 2015 compared to operating income of $4.8 million on revenue of $113.2 million in the third quarter of 2014. The revenue decline was due to the sale of three business units in earlier periods in 2015. Operating results were impacted by $2.0 million of other charges, primarily related to lease abandonment.

Outlook

Going forward, with the anticipated completion of the planned sale of the Professional Services segment, Willbros expects to be a smaller and more responsive infrastructure construction provider with revenue from continuing operations for 2015 expected to be approximately $900 million, after giving effect to the anticipated close of the sale of Professional Services. The anticipated close of the sale of the Professional Services segment will enable the Company to reduce its term-loan debt to under $100 million. The Company expects its Canada segment to remain under pressure from low oil prices, but believes Canada can defend its position and expects it to remain above break-even for 2015. The Utility T&D segment is expected to improve its operating performance as it continues to build its presence in new geographic areas of operation and grows revenue. The Oil & Gas segment should benefit from the stronger balance sheet and participation in the relatively strong markets for tanks, terminals and pipeline construction. Backlog levels in this segment are anticipated to show growth through the end of the second quarter of 2016. The Company must build backlog and increase revenue levels for these expectations to be realized.

Liquidity

Total liquidity (defined as cash and cash equivalents plus revolver availability) was $68.3 million at September 30, 2015. The Company had $48.1 million of cash and cash equivalents. There were no revolver borrowings. The Company’s primary sources of capital are its cash on hand, proceeds from asset sales and borrowings under its revolver.

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Guidance

Van A. Welch, Willbros Chief Financial Officer, discussed guidance, “For 2015, we now expect annual revenue to range from $1.1 billion to $1.2 billion. On a pro-forma basis, by including the results of the Professional Services segment in discontinued operations, we expect annual revenue from continuing operations to approximate $900.0 million with expected continuing operating results for the fourth quarter of 2015, excluding other charges and any gain on the sale of subsidiaries, to be similar to the third quarter of 2015.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Friday, November 6, 2015 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

What:	Willbros Third Quarter 2015 Earnings Conference Call
When:	Friday, November 6, 2015 – 10:00 a.m. Eastern Time (9:00 a.m. Central Time)
How:	Live via phone - By dialing 877-404-9648 or 412-902-0030 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.
Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through November 13, 2015 and may be accessed by calling 877-660-6853 or 201-612-7415 using pass code 13624042#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; inability to complete the planned sale of the Professional Services segment; inability to maintain compliance with the New York Stock Exchange continued listing standards; inability to timely collect contractually due receivables; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; ability to dispose of businesses and assets in a timely manner at reasonable valuations; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; new legislation or regulations detrimental to the economic operation of refining capacity in the United States; availability of

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quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

TABLE TO FOLLOW

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WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Income Statement
Contract revenue
Oil & Gas	$81,029	$253,727	$219,247	$665,266
Utility T&D	88,922	93,630	282,347	271,018
Canada	52,294	100,777	189,948	313,133
Professional Services	50,969	113,160	228,791	331,925
Eliminations	(6,464)	(1,601)	(19,728)	(5,321)

	266,750	559,693	900,605	1,576,021
Operating expenses
Oil & Gas	89,358	252,632	254,302	707,788
Utility T&D	94,201	93,608	287,820	263,197
Canada	49,472	95,319	188,260	282,945
Professional Services	49,651	108,317	232,915	315,083
Loss (gain) on sale of subsidiaries	591	—	(55,781)	—
Eliminations	(6,464)	(1,601)	(19,728)	(5,321)

	276,809	548,275	887,788	1,563,692
Operating income (loss)
Oil & Gas	(8,329)	1,095	(35,055)	(42,522)
Utility T&D	(5,279)	22	(5,473)	7,821
Canada	2,822	5,458	1,688	30,188
Professional Services	1,318	4,843	(4,124)	16,842
(Loss) gain on sale of subsidiaries	(591)	—	55,781	—

Operating income (loss)	(10,059)	11,418	12,817	12,329

Non-operating expenses
Interest expense, net	(6,110)	(7,467)	(20,938)	(22,662)
Debt covenant suspension and extinguishment charges	(931)	—	(37,112)	(948)
Other, net	(31)	(342)	(244)	(453)

	(7,072)	(7,809)	(58,294)	(24,063)

Income (loss) from continuing operations before income taxes	(17,131)	3,609	(45,477)	(11,734)
Provision for income taxes	1,274	2,739	1,382	9,283

Income (loss) from continuing operations	(18,405)	870	(46,859)	(21,017)
Income (loss) from discontinued operations net of provision for income taxes	1,206	(4,229)	950	(22,843)

Net loss	$(17,199)	$(3,359)	$(45,909)	$(43,860)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.31)	$0.02	$(0.82)	$(0.43)
Discontinued operations	0.02	(0.09)	0.02	(0.46)

	$(0.29)	$(0.07)	$(0.80)	$(0.89)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.31)	$0.02	$(0.82)	$(0.43)
Discontinued operations	0.02	(0.08)	0.02	(0.46)

	$(0.29)	$(0.06)	$(0.80)	$(0.89)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$(21,470)	$46,816	$(6,866)	$(1,268)
Investing activities	1,276	(2,536)	103,256	39,090
Financing activities	1,003	(16,064)	(71,463)	(35,647)
Foreign exchange effects	(341)	(577)	(752)	(683)
Discontinued operations	(596)	(6,978)	657	3,833

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	60,336	49,415	56,833	49,202
Diluted	60,336	50,227	56,833	49,202
Adjusted EBITDA from continuing operations(1)	$3,642	$24,277	$(5,054)	$45,644
Purchases of property, plant and equipment	642	3,338	2,419	11,691

Reconciliations of Non-GAAP Financial Measures

Adjusted EBITDA from continuing operations (1)
Income (loss) from continuing operations	$(18,405)	$870	$(46,859)	$(21,017)
Interest expense, net	6,110	7,467	20,938	22,662
Provision for income taxes	1,274	2,739	1,382	9,283
Depreciation and amortization	6,749	8,851	23,018	27,410
Loss on sale of long-lived asset	—	—	2,226	—
Debt covenant suspension and extinguishment charges	931	—	37,112	948
Stock based compensation	1,698	4,862	5,266	9,371
Restructuring and reorganization costs	4,699	27	9,854	247
Accounting and legal fees associated with the restatements	205	—	651	—
Loss (gain) on sale of subsidiaries	591	—	(55,781)	—
Gain on disposal of property and equipment	(210)	(539)	(2,861)	(3,260)

Adjusted EBITDA from continuing operations(1)	$3,642	$24,277	$(5,054)	$45,644

Contract revenue exclusive of Professional Services (2)
Contract revenue, as reported	$266,750	$559,693	$900,605	$1,576,021
Professional Services contract revenue	50,969	113,160	228,791	331,925

Contract revenue exclusive of Professional Services (2)	$215,781	$446,533	$671,814	$1,244,096

Operating income (loss) exclusive of Professional Services and other charges (2)
Operating income (loss), as reported	$(10,059)	$11,418	$12,817	$12,329
Professional Services operating income, exclusive of corporate general and administrative costs	(3,068)	(8,243)	(3,895)	(25,339)
Loss (gain) on sale of subsidiaries	591	—	(55,781)	—
Other charges	3,872		10,200

Operating income (loss) exclusive of Professional Services (2)	$(8,664)	$3,175	$(36,659)	$(13,010)

Adjusted EBITDA from continuing operations exclusive of Professional Services (2)
Adjusted EBITDA from continuing operations, as reported	$3,642	$24,277	$(5,054)	$45,644
Professional Services Adjusted EBITDA from continuing operations, exclusive of corporate general and administrative costs	5,603	9,691	10,789	29,672

Adjusted EBITDA from continuing operations exclusive of Professional Services (2)	$(1,961)	$14,586	$(15,843)	$15,972

	Three Months Ended
	September 30, 2015	June 30, 2015	March 31, 2015
Operating income (loss) before special items (3)
Operating income (loss), as reported	$(10,059)	$(12,285)	$35,161
Loss (gain) on sale of subsidiaries	591	2,177	(58,549)
Other charges	5,920	4,735	3,950

Operating loss before special items (3)	$(3,548)	$(5,373)	$(19,438)

	September 30, 2015	June 30, 2015	March 31, 2015	December 31, 2014
Balance Sheet Data
Cash and cash equivalents	$48,105	$68,233	$38,988	$23,273
Working capital	154,524	171,713	189,246	205,702
Total assets	513,830	557,206	613,203	692,207
Total debt	215,943	215,115	223,777	289,030
Stockholders’ equity	97,995	118,969	134,353	113,825

Backlog Data (4)
Total By Reporting Segment
Oil & Gas	$110,019	$87,390	$94,903	$109,840
Utility T&D	689,388	760,501	795,492	803,392
Canada	177,259	233,257	167,904	188,508
Professional Services	45,736	60,291	97,536	250,574

Total Backlog	$1,022,402	$1,141,439	$1,155,835	$1,352,314

Total Backlog By Geographic Area
United States	$843,960	$906,512	$985,905	$1,161,543
Canada	177,259	233,257	167,904	188,508
Other International	1,183	1,670	2,026	2,263

Total Backlog	$1,022,402	$1,141,439	$1,155,835	$1,352,314

12 Month Backlog	$548,497	$586,305	$599,629	$739,674

Total Backlog exclusive of Professional Services
Total Backlog, as reported	$1,022,402	$1,141,439	$1,155,835	$1,352,314
Professional Services Total Backlog	45,736	60,291	97,536	250,574

Total Backlog, as adjusted	$976,666	$1,081,148	$1,058,299	$1,101,740

12 Month Backlog exclusive of Professional Services
12 Month Backlog, as reported	$548,497	$586,305	$599,629	$739,674
Professional Services 12 Month Backlog	38,462	51,872	86,722	191,122

12 Month Backlog, as adjusted	$510,035	$534,433	$512,907	$548,552

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Contract revenue exclusive of Professional Services, operating income (loss) exclusive of Professional Services and other charges and Adjusted EBITDA from continuing operations exclusive of Professional Services are non-GAAP financial measures that exclude special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(3)	Operating income (loss) before special items is a non-GAAP financial measure that excludes special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other engineering and construction companies.
(4)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications.